Exhibit 99.1

Investor Contacts	Media Contact
Olga Guyette, Vice President-Investor Relations & Treasury	Josh Gitelson, Sr. Director-Communications
(781) 356-9763	(781) 356-9776
olga.guyette@haemonetics.com	josh.gitelson@haemonetics.com

David Trenk, Manager-Investor Relations
(203) 733-4987
david.trenk@haemonetics.com

Haemonetics Reports First Quarter Fiscal 2025 Results; Reaffirms Fiscal 2025 Guidance

Boston, MA, August 8, 2024 - Haemonetics Corporation (NYSE: HAE) reported financial results for its first quarter of fiscal 2025, which ended June 29, 2024:

		1st Quarter 2025
■	Revenue, increase	$336 million, 8%
■	Organic[1] revenue increase	3%
■	Earnings per diluted share	$0.74
■	Adjusted earnings per diluted share	$1.02
■	Cash outflow from operating activities	($27.4) million
■	Free cash outflow	($16.9) million
	[1] Excludes the impact of currency fluctuation and the acquisitions of the Sensor Guided Technologies and Esophageal Protection product lines in December 2023 and April 2024, respectively.

Chris Simon, Haemonetics’ CEO, stated: "Our first quarter performance underscores the strength and breadth of our products, and our impact in attractive high growth markets. Through our innovation and investments we are poised to expand our market share, margins and operating leverage. We are confident in our strategy for sustainable and profitable growth as we execute against our long-range plan."

GAAP RESULTS

First quarter fiscal 2025 revenue was $336.2 million, up 8.0% compared with the first quarter of fiscal 2024. Business unit revenue and growth rates compared with the prior year period were as follows:

($ millions)	1st Quarter 2025 Reported
Plasma	$135.9	(2.7)%
Blood Center	$66.3	(4.3)%
Hospital	$134.0	30.7%
Total net revenue	$336.2	8.0%

Gross margin was 52.0% in the first quarter of fiscal 2025 compared with 53.7% in the first quarter of fiscal 2024. The primary drivers of the decrease in the gross margin percentage were the amortization of fair value inventory step-up related to the Attune Medical acquisition and restructuring costs related to portfolio rationalization initiatives, partially offset by volume and mix. Operating expenses as a percentage of revenue were 40.2% in the first quarter of fiscal 2025 compared with 36.5% in the first quarter of fiscal 2024. The increase in operating expenses as a percentage of revenue was primarily driven by transaction, integration and operating costs related to recent acquisitions, as well as increased headcount and increased amortization of acquired intangible assets, partially offset by gains realized on the sale of a manufacturing facility. The Company had operating income of $39.8 million and an 11.8% operating margin in the first quarter of fiscal 2025, compared with operating income of $53.7 million and an operating margin of 17.2% in the first quarter of fiscal 2024. The income tax rates were 18% and 20% in the first quarters of fiscal 2025 and fiscal 2024, respectively. First quarter fiscal 2025 net income and earnings per diluted share were $38.4 million and $0.74, respectively, compared with $41.0 million and $0.80, respectively, in the first quarter of fiscal 2024.

ADJUSTED RESULTS

Organic revenue for the first quarter of fiscal 2025 was up 2.8% compared with the same period of fiscal 2024. Business unit organic revenue growth rates compared with the prior year period were as follows:

1st Quarter 2025 Organic
Plasma	(2.6)%
Blood Center	(2.1)%
Hospital	13.5%
Total net revenue	2.8%

First quarter fiscal 2025 adjusted gross margin was 55.3%, up 110 basis points compared with the prior year period. The primary drivers of the increase in the adjusted gross margin percentage were volume and mix.

Adjusted operating expenses as a percentage of revenue were 34.2% in the first quarter of fiscal 2025, compared with 31.7% in the first quarter of fiscal 2024. The increase in adjusted operating expenses as a percentage of revenue was primarily driven by costs associated with the operations of recent acquisitions and increased headcount. Adjusted operating income for the first quarter of fiscal 2025 was $71.0 million, up $0.8 million or 1.1%, compared with the first quarter of fiscal 2024. Adjusted operating margin was 21.1%, down 150 basis points when compared with the same period of fiscal 2024. The adjusted income tax rates were 20% and 21% in the first quarters of fiscal 2025 and fiscal 2024, respectively.

First quarter fiscal 2025 adjusted net income was $52.4 million, down $1.3 million, or 2.4%, and adjusted earnings per diluted share was $1.02, down 2.9%, when compared with the same period of fiscal 2024.

BALANCE SHEET AND CASH FLOW

Cash on hand at June 29, 2024 was $344.4 million, an increase of $165.6 million since the end of fiscal 2024, primarily driven by debt transactions, partially offset by the Company’s acquisition of Advanced Cooling Therapy, Inc. (d/b/a Attune Medical) in early fiscal 2025.

During the first quarter of fiscal 2025, the Company received $682.8 million of net cash from the issuance of 2.5% convertible senior notes due in 2029, of which $230.0 million was used to repay the entirety of the balance on the revolving credit facility under the Company’s existing credit agreement, $185.5 million was used to repurchase a portion of the Company’s existing 0% convertible senior notes due in 2026 and $88.2 million was used to complete capped call transactions in connection with the issuance of the new convertible notes, with the remaining proceeds available for working capital and other general purposes.

Cash outflow from operating activities was $27.4 million and free cash outflow was $16.9 million during the first quarter of fiscal 2025, compared with operating cash flow of $19.1 million and free cash flow of $9.8 million, respectively, in the same period of fiscal 2024. The drivers of operating cash outflow were timing of accounts payable payments, decreased net income when considering certain non-cash items, increased inventory balances and a payment in connection with a previously disclosed legal settlement, with free cash outflow partially offset by the sale of property, plant and equipment.

FISCAL 2025 GUIDANCE

The Company reaffirmed its previous fiscal 2025 GAAP total revenue and organic revenue growth guidance as follows:

	Plasma	Blood Center	Hospital	Total Company
Reported	(3 - 6)%	(5 - 8)%	27% - 32%	5 - 8%
Currency impact	0%	(0 - 1)%	0%	(0 - 1)%
Acquisitions[1]	0%	0%	14 - 16%	5 - 6%
Organic	(3 - 6)%	(5 - 7)%	13 - 16%	0 - 3%
[1] Reflects adjustment to exclude fiscal 2025 revenue related to the acquisition of Attune Medical on April 1, 2024 and 37 weeks of OpSens Inc. revenue (i.e., through the first anniversary of its acquisition).

Additionally, the Company reaffirmed its adjusted operating margin guidance, adjusted earnings per diluted share guidance and free cash flow guidance as follows:

Adjusted operating margin	23% - 24%
Adjusted earnings per diluted share	$4.45 - $4.75
Free cash flow	$130M - $180M

WEBCAST CONFERENCE CALL AND RESULTS ANALYSIS

The Company will host a conference call with investors and analysts to discuss first quarter fiscal 2025 results on Thursday, August 8, 2024 at 8:00 a.m. ET. The call can be accessed via teleconference at https://register.vevent.com/register/BI5ac87cebabbb4a7aaaad3746f243431a. Once registration is completed, participants will receive a dial-in number along with a personalized PIN to access the call. While not required, it is recommended that participants join 10 minutes prior to the event start.

Alternatively, a live webcast of the call can be accessed on Haemonetics’ investor relations website at the following direct link: https://edge.media-server.com/mmc/p/qeo7r49a

ABOUT HAEMONETICS

Haemonetics (NYSE: HAE) is a global healthcare company dedicated to providing a suite of innovative medical products and solutions for customers, to help them improve patient care and reduce the cost of healthcare. Our technology addresses important medical markets: blood and plasma component collection, the surgical suite and hospital transfusion services. To learn more about Haemonetics, visit www.haemonetics.com.

FORWARD-LOOKING STATEMENTS

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements in this press release may include, without limitation, statements regarding (i) plans and objectives of management for operations of the Company, including plans or objectives related to the Company’s strategy for growth; product development, commercialization and anticipated benefits; regulatory approvals; the impact of acquisitions; market position and expenditures; and the Company’s Operational Excellence Program and portfolio rationalization initiatives; (ii) estimates or projections of future financial results, financial condition, capital expenditures, capital structure or other financial items, including with respect to the share repurchase program; and (iii) the assumptions underlying or relating to any statement described in points (i) and (ii) above.

Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company’s current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, availability and demand for the Company’s products; the Company’s ability to successfully develop and market new products and technologies; the impact of competitive products and pricing; product quality; disruptions caused by cybersecurity events; the closing and integration of acquisitions, including any failure to realize the anticipated strategic benefits and opportunities of such transactions; pricing pressures resulting from trends toward healthcare cost containment and the effect of industry consolidation; manufacturing, distribution and supply chain disruptions and cost increases; the Company’s ability to implement as planned and realize estimated cost savings from the Operational Excellence Program and portfolio rationalization initiatives; the effects of global economic and political conditions, including inflationary pressures; regulatory uncertainties, including in the receipt or timing of regulatory approvals, and the impact of changes in global regulatory conditions; indebtedness incurred by the Company, including the conditional conversion feature of its convertible notes; intellectual property; litigation; and the impact of share repurchases on the Company’s stock price and volatility as well as the effect of short-term price fluctuations on the share repurchase program’s effectiveness. These and other factors are identified and described in more detail in the Company’s periodic reports and other filings with the U.S. Securities and Exchange Commission (the “SEC”). The Company does not undertake to update these forward-looking statements.

MANAGEMENT’S USE OF NON-GAAP MEASURES

This press release contains financial measures that are considered “non-GAAP” financial measures under applicable SEC rules and regulations. Management uses non-GAAP measures to monitor the financial performance of the business, make informed business decisions, establish budgets and forecast future results. Performance targets for management are also based on certain non-GAAP financial measures. These non-GAAP financial measures should be considered supplemental to, and not a substitute for, the Company’s reported financial results prepared in accordance with U.S. GAAP. In this release, supplemental non-GAAP measures have been provided to assist investors in evaluating the performance of the Company’s core operations and provide a baseline for analyzing trends in the Company’s underlying businesses. We strongly encourage investors to review the Company’s financial statements and publicly-filed reports in their entirety and not rely on any single financial measure.

When used in this release, organic revenue growth excludes the impact of currency fluctuation and acquisitions. Adjusted gross profit, adjusted operating expenses, adjusted operating income, adjusted interest and other income/expense, adjusted provision for income taxes, adjusted net income and adjusted earnings per diluted share exclude restructuring costs, restructuring related costs, digital transformation costs, amortization of acquired intangible assets, asset impairments and write downs, amortization of fair value inventory step-up, accelerated device depreciation and related costs, costs related to compliance with the European Union Medical Device Regulation ("MDR") and In Vitro Diagnostic Regulation ("IVDR"), integration and transaction costs, net gains on the repurchase of convertible notes, gains on sales of property, plant and equipment, certain tax settlements and unusual or infrequent and material litigation-related charges. Adjusted net income and adjusted earnings per diluted share also exclude the tax impact of these items. The adjustments to provision for income taxes are calculated based on the jurisdictions in which pre-tax adjustments occurred. Free cash flow is defined as cash provided by operating activities less capital expenditures and additions to Haemonetics equipment, net of the proceeds from the sale of property, plant and equipment. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures to similarly titled measures used by other companies.

A reconciliation of non-GAAP historical financial measures to their most comparable GAAP measure are included at the end of the financial sections of this press release as well as on the Company’s website at www.haemonetics.com. The Company does not attempt to provide reconciliations of forward-looking adjusted operating margin guidance, adjusted earnings per diluted share guidance or free cash flow guidance to the comparable GAAP measures because the combined impact and timing of recognition of certain potential charges or gains, such as restructuring costs, impairment charges and capital expenditures, is inherently uncertain and difficult to predict and is unavailable without unreasonable efforts. In addition, the Company believes such reconciliations would imply a degree of precision and certainty that could be confusing to investors. Such items could have a substantial impact on GAAP measures of the Company’s financial performance.

Haemonetics Corporation Financial Summary
Condensed Consolidated Statements of Income
(Data in thousands, except per share data)

	Three Months Ended
	6/29/2024	7/1/2023	Inc/(Dec) %
	(unaudited)
Net revenues	$336,172	$311,332	8.0%
Cost of goods sold	161,248	144,067	11.9%
Gross profit	174,924	167,265	4.6%

Research and development	14,449	12,648	14.2%
Selling, general and administrative	108,248	93,485	15.8%
Amortization of acquired intangible assets	12,471	7,473	66.9%
Operating expenses	135,168	113,606	19.0%

Operating income	39,756	53,659	(25.9)%

Interest and other income (expense), net	6,957	(2,069)	n/m

Income before provision for income taxes	46,713	51,590	(9.5)%

Provision for income taxes	8,340	10,548	(20.9)%

Net income	$38,373	$41,042	(6.5)%

Net income per common share assuming dilution	$0.74	$0.80	(7.5)%

Weighted average shares outstanding
Basic	50,943	50,542
Diluted	51,564	51,340

Profit Margins:			Inc/(Dec) %
Gross profit	52.0%	53.7%	(1.7)%
Research and development	4.3%	4.1%	0.2%
Selling, general and administrative	32.2%	30.0%	2.2%
Operating income	11.8%	17.2%	(5.4)%
Income before provision for income taxes	13.9%	16.6%	(2.7)%
Net income	11.4%	13.2%	(1.8)%

Revenue Analysis by Business Unit
(Data in thousands)

	Three Months Ended
	6/29/2024	7/1/2023	Reported growth	Currency impact	Acquisitions(1)	Organic growth
Revenues by business unit(2)	(unaudited)
Plasma	$135,910	$139,621	(2.7)%	(0.1)%	—%	(2.6)%

Apheresis	49,094	49,166	(0.1)%	(3.0)%	—%	2.9%
Whole Blood	17,151	20,040	(14.4)%	(0.2)%	—%	(14.2)%
Blood Center	66,245	69,206	(4.3)%	(2.2)%	—%	(2.1)%

Interventional Technologies(3)	63,044	37,620	67.6%	(0.4)%	48.6%	19.4%
Blood Management Technologies(4)	70,973	64,885	9.4%	(0.6)%	—%	10.0%
Hospital	134,017	102,505	30.7%	(0.6)%	17.8%	13.5%

Total net revenues	$336,172	$311,332	8.0%	(0.7)%	5.9%	2.8%
(1) Reflects the impact in Hospital of the Sensor Guided Technologies product line acquired as part of the OpSens Inc. transaction in December 2023 and the Esophageal Protection product line acquired as part of the Attune Medical transaction in April 2024.

(2) Beginning in fiscal 2025, the Company integrated service revenue within its three business units. Prior periods were conformed to current presentation.
(3) Interventional Technologies includes Vascular Closure, Sensor Guided Technologies and Esophageal Protection product lines of the Hospital business unit.
(4) Blood Management Technologies includes Hemostasis Management, Cell Salvage and Transfusion Management product lines of the Hospital business unit.

Condensed Consolidated Balance Sheets
(Data in thousands)

	As of
	6/29/2024	3/30/2024
	(unaudited)
Assets
Cash and cash equivalents	$344,429	$178,800
Accounts receivable, net	201,485	206,562
Inventories, net	373,787	317,202
Other current assets	58,877	66,339
Total current assets	978,578	768,903
Property, plant & equipment, net	302,480	311,362
Intangible assets, net	494,935	406,117
Goodwill	613,347	565,082
Other assets	151,637	144,127
Total assets	$2,540,977	$2,195,591

Liabilities & Stockholders' Equity
Short-term debt & current maturities	$5,109	$10,229
Other current liabilities	254,967	290,154
Total current liabilities	260,076	300,383
Long-term debt	1,218,477	797,564
Other long-term liabilities	157,056	137,685
Stockholders' equity	905,368	959,959
Total liabilities & stockholders' equity	$2,540,977	$2,195,591

Condensed Consolidated Statements of Cash Flows
(Data in thousands)

	Three Months Ended
	6/29/2024	7/1/2023
	(unaudited)
Cash Flows from Operating Activities:
Net income	$38,373	$41,042
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	29,136	23,032
Share-based compensation expense	7,628	6,989
Amortization of fair value inventory step-up	5,239	—
Gain on repurchase of convertible senior notes, net	(12,600)	—
Inventory reserve adjustment	3,602	(1,785)
Gains on sales of property, plant and equipment	(14,291)	(214)
Change in other non-cash operating activities	(1,927)	1,726
Change in accounts receivable, net	7,970	1,010
Change in inventories, net	(39,830)	(29,396)
Change in other working capital	(50,721)	(23,318)
Net cash (used in) provided by operating activities	(27,421)	19,086
Cash Flows from Investing Activities:
Capital expenditures	(5,656)	(7,681)
Non-cash transfers from inventory to property, plant and equipment for Haemonetics equipment	(4,211)	(1,982)
Acquisition, net of cash acquired	(149,151)	—
Proceeds from sale of property, plant and equipment	20,362	402
Other investments	(541)	(6,000)
Net cash used in investing activities	(139,197)	(15,261)
Cash Flows from Financing Activities:
Repayments, net of borrowings	450,437	(1,750)
Purchase of capped call related to convertible notes	(88,200)	—
Debt issuance costs	(23,135)	—
Proceeds from employee stock programs	4,402	3,498
Cash used to net share settle employee equity awards	(9,750)	(1,483)
Other financing activities	(62)	(863)
Net cash provided by (used in) financing activities	333,692	(598)
Effect of exchange rates on cash and cash equivalents	(1,445)	(1,974)
Net Change in Cash and Cash Equivalents	165,629	1,253
Cash and Cash Equivalents at Beginning of the Period	178,800	284,466
Cash and Cash Equivalents at End of Period	$344,429	$285,719

Free Cash Flow Reconciliation:
Cash provided by operating activities	$(27,421)	$19,086
Capital expenditures	(5,656)	(7,681)
Additions to Haemonetics equipment	(4,211)	(1,982)
Proceeds from sale of property, plant and equipment	20,362	402
Free cash (out)flow	$(16,926)	$9,825

Reconciliation of Adjusted Measures for First Quarter of FY25 and FY24
(Data in thousands, except per share data)

Three Months Ended June 29, 2024:	Gross profit	Operating expenses	Operating income	Interest and other income (expense)	Provision for income taxes	Net income	Earnings per diluted share
Reported	$174,924	$135,168	$39,756	$6,957	$8,340	$38,373	$0.74
Amortization of acquired intangible assets	—	(12,471)	12,471	—	3,094	9,377	0.18
Amortization of fair value inventory step-up	5,239	—	5,239	—	1,286	3,953	0.08
Integration and transaction costs	158	(12,165)	12,323	—	718	11,605	0.23
Restructuring costs	4,366	(256)	4,622	—	1,078	3,544	0.07
Restructuring related costs	1,282	(1,236)	2,518	—	598	1,920	0.05
Digital transformation costs	—	(6,345)	6,345	—	1,523	4,822	0.09
MDR and IVDR costs	—	(1,126)	1,126	—	266	860	0.02
Litigation-related charges	—	(755)	755	—	183	572	0.01
Gain on repurchase of convertible notes, net	—	—	—	(12,600)	(3,059)	(9,541)	(0.19)
Gains on sales of property, plant and equipment	—	14,134	(14,134)	—	(3,432)	(10,702)	(0.21)
Discrete tax items	—	—	—	—	2,417	(2,417)	(0.05)
Adjusted	$185,969	$114,948	$71,021	$(5,643)	$13,012	$52,366	$1.02
Adjusted, as a percentage of net revenues	55.3%	34.2%	21.1%			15.6%

Three Months Ended July 1, 2023:	Gross profit	Operating expenses	Operating income	Interest and other income (expense)	Provision for income taxes	Net income	Earnings per diluted share
Reported	$167,265	$113,606	$53,659	$(2,069)	$10,548	$41,042	$0.80
Amortization of acquired intangible assets	—	(7,473)	7,473	—	1,828	5,645	0.10
Integration and transaction costs	—	(1,115)	1,115	—	268	847	0.02
Restructuring costs	206	217	(11)	—	(33)	22	—
Restructuring related costs	1,540	(664)	2,204	—	536	1,668	0.03
Digital transformation costs	—	(3,705)	3,705	—	869	2,836	0.06
Impairment of assets and PCS2 related charges	(236)	(95)	(141)	—	(34)	(107)	—
MDR and IVDR costs	—	(1,166)	1,166	—	256	910	0.02
Litigation-related charges	—	(1,058)	1,058	—	256	802	0.02
Adjusted	$168,775	$98,547	$70,228	$(2,069)	$14,494	$53,665	$1.05
Adjusted, as a percentage of net revenues	54.2%	31.7%	22.6%			17.2%